Exhibit 99.1

FOR IMMEDIATE RELEASE

CenterState Banks, Inc. to Acquire

Gateway Financial Holdings of Florida, Inc.

WINTER HAVEN, FL., November 30, 2016 -- CenterState Banks, Inc. (Nasdaq-GS: CSFL) announced today the signing of a definitive merger agreement under which CenterState will acquire Gateway Financial Holdings of Florida, Inc. (“GFHF”), the parent company of Gateway Bank of Florida, Gateway Bank of Southwest Florida and Gateway Bank of Central Florida ( together, “Gateway”).

Gateway, which is headquartered in Daytona Beach, Florida, currently operates 9 banking locations in the Sarasota-Bradenton, Deltona-Daytona Beach-Ormond Beach, and Ocala-Gainesville-Villages, Florida MSAs.  As of September 30, 2016, Gateway reported assets of $880 million, gross loans of $543 million and deposits of $722 million.

As of September 30, 2016, the combined company, including CenterState’s pending merger with Platinum Bank Holding Company, would have approximately $6.5 billion in assets, $4.3 billion in loans and $5.3 billion in deposits, and expands and strengthens CenterState’s presence in key Florida markets. Pro forma for the transaction, CenterState will have #1 market share in the Deltona-Daytona Beach-Ormond Beach MSA, #3 market share in the Ocala-Gainesville-Villages markets and #2 market share in the state of Florida, among Florida-based community banks. This transaction is expected to result in mid single-digit EPS accretion on a fully phased in basis.

“We are delighted to announce this partnership with Gateway Bank,” said John Corbett, President & Chief Executive Officer of CenterState.  “The merger is financially rewarding for both sets of shareholders and it provides a logical expansion into attractive markets on the Interstate 4 and Interstate 75 corridors. We want to extend a warm welcome to Gateway's associates and clients.”

The merger agreement has been unanimously approved by the boards of directors of each company. The transaction is expected to close in the second quarter of 2017 and is subject to customary conditions, including both regulatory approvals and GFHF shareholder approval. Subject to the terms of the merger agreement, GFHF shareholders will each receive either 0.95 shares of CSFL common stock or $18.00 in cash consideration for each outstanding share of GFHF, provided however that the aggregate cash payment shall constitute 30% of the merger consideration.  Based on CSFL’s 20-day average price of $20.54 as of November 29, 2016, this equates to a per share value of $19.06 and an aggregate deal value of $132.0 million.

Gateway Board Chairman, Dr. P.T. “Bud” Fleuchas, stated, “Our entire organization looks forward to becoming part of the CenterState family. We carefully considered this merger opportunity and determined that CenterState would be an ideal fit for our clients, associates and loyal shareholders.”

Shaun P. Merriman, Chief Executive Officer of Gateway, added, “We enthusiastically welcome the opportunity to join the CenterState organization. Our clients will enjoy the convenience of a high performing bank with state-wide banking centers and the lending capacity of one of the largest Florida-based community banks.”

Keefe, Bruyette & Woods, Inc. served as financial advisor to CenterState Banks, Inc. and Smith Mackinnon, PA provided legal counsel to CenterState Banks, Inc. Hovde Group served as financial advisor to Gateway Financial Holdings of Florida, Inc., and Gunster served as legal counsel.

Conference Call Information

CenterState Banks, Inc. will host a conference call on December 1st at 10:00 a.m. EDT. The conference call can be accessed by dialing 1-866-393-0571. The conference passcode is 24440670. There will also be a live webcast of this call available by visiting the link on CenterState’s website at www.centerstatebanks.com.  The slide presentation will also be available through a separate link on CenterState’s website. A replay of the call will be available after the close of business on December 1st on the Investor Relations page of CenterState‘s website, www.centerstatebanks.com.

CenterState Banks, Inc.

CenterState, headquartered in Winter Haven, Florida, is a financial holding company which owns CenterState Bank of Florida, N.A. CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 76 bank office network located within 23 counties throughout Florida, inclusive of the branches operated by Platinum Bank Holding Company and 2 approved, unopened CenterState branches.  The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.

For additional information, contact John C. Corbett (CEO), Stephen D. Young (COO) or Jennifer Idell (CFO) at 863-293-4710.

Forward Looking Statements:

Information in this news release may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the benefits of the business combination transaction involving CenterState and Gateway, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, other expansion and acquisition activities, including CenterState’s proposed merger with Platinum Bank Holding Company, and other statements that are not historical facts.  Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “scheduled,” “plans,” “intends,” “anticipates,” “expects,” “believes,” estimates,” “potential,” or “continue” or negative of such terms or other comparable terminology.  Actual events or results may differ materially from those indicated in these forward-looking statements. In evaluating these statements, you should specifically consider the factors described throughout this release. In addition to factors previously disclosed in CenterState’s SEC reports, the following factors among others, could cause actual results to differ materially from these forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by CenterState and Gateway shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the CenterState and Gateway businesses or fully realizing cost savings and other benefits; and the reaction to the transaction of the companies’ customers, employees and counterparties. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements. Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or any of its subsidiaries to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements contained in this release to reflect events conditions after the date hereof. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2015, and other reports filed with the Securities and Exchange Commission (“SEC”).

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger involving CenterState and GFHF. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, CenterState will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of GFHF. CenterState also plans to file other documents with the SEC regarding the merger with GFHF. GFHF will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement/prospectus, as well as other filings containing information about CenterState and GFHF, will be available without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and other documents filed with the SEC in connection with the Merger can also be obtained, when available, without charge, from CenterState’s website (http://www.centerstatebanks.com).

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